EXHIBIT 99.1

| PRESS RELEASE

UFP Industries Expands Deckorators® Composite Decking Capacity Through Acquisition

Grand Rapids, Mich. — UFP Industries today announced the acquisition of Oldcastle APG’s MoistureShield decking operating assets, a strategic transaction that significantly expands Deckorators® wood-plastic composite (WPC) decking capacity.

This acquisition strengthens a core business for UFP Industries and positions Deckorators for long-term growth in the outdoor living market. The purchase further enhances Deckorators’ product portfolio with the acquisition of manufacturing assets, inventory, certain product brands and proprietary CoolDeck® composite decking technology— which is designed to reduce heat absorption compared to standard composite decking.

More broadly, the added capacity enables Deckorators to scale production—positioning the brand to better serve customers and support new and innovative product introductions in this growing and attractive market.

“This acquisition is fundamentally about our commitment to strengthen our core business and adding capacity to execute our growth plans,” said Will Schwartz, CEO of UFP Industries. “By adding proven manufacturing assets and complementary technologies to the Deckorators business, we are removing constraints, expanding capacity and putting the brand in a stronger position to meet demand. One of our strategic objectives is to expand Deckorators’ production capacity geographically. This was an attractive investment opportunity that met our internal return targets and will allow us to meet these growth plans ahead of greenfield expansion opportunities.”

The acquired operations will be integrated into Deckorators’ existing manufacturing network, enhancing operational resilience and creating opportunities to optimize production across locations, while selectively incorporating additional composite technologies into the Deckorators lineup. Oldcastle APG will retain and continue operating their RDI® Railing and Catalyst™ Fence Solutions brands.

As demand for composite decking continues to rise, the added capacity allows Deckorators to better support national retail partners, dealers and contractors while maintaining focus on innovation, quality, and service.

“This acquisition allows us to support customers more effectively today while creating the runway we need to expand our product mix and grow the Deckorators brand over the long term,” said Landon Tarvin, President of UFP Retail Solutions, which includes the Deckorators brand in its portfolio. “The facility provides immediate capacity for additional sales with opportunities to add capacity in the future as sales growth objectives are achieved. We expect that with both this investment and additional capital investments at this location, we will have the ability to double Deckorators’ overall capacity of WPC to a total of $200M by 2027.”

The acquisition underscores UFP Industries’ continued focus on investing in core businesses, expanding capacity in high-growth categories, and strengthening the competitive position of its leading brands.

Investor Relations Contact:

Stanley Elliott, Director of Investor Relations

Stanley.Elliott@ufpi.com

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